Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III Executive Vice President Finance and Administration and Chief Financial Officer (609) 936-2481 jhenneman@Integra-LS.com	Kathryn Lamping Assistant General Counsel (609) 936-2276 kathryn.lamping@Integra-LS.com

Integra LifeSciences Receives NASDAQ Notice of Non-compliance Due to Delayed Form 10-Q

PLAINSBORO, N.J., May 23, 2008 (PRIME NEWSWIRE) — Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that, as expected, on May 20, 2008, the Company received a notice of non-compliance from The NASDAQ Stock Market LLC due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”), as required by NASDAQ Marketplace Rule 4310(c)(14).

In accordance with NASDAQ’s most recent notice, the Company plans to make a written submission to the NASDAQ Panel to address the Form 10-Q filing delay and to request continued listing on NASDAQ pending the filing of the Form 10-Q with the SEC. While the Company is hopeful that the Panel will grant its request for continued listing on NASDAQ, there can be no assurance that the Panel will do so.

As previously disclosed, on March 18, 2008, the Company received a notice of non-compliance from NASDAQ due to the Company’s failure to timely file the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Annual Report”) with the SEC.  The Company subsequently attended a hearing before the NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”) at which it requested continued listing on NASDAQ pending the filing of the 2007 Annual Report with the SEC. The Company filed the 2007 Annual Report on May 16, 2008.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

Statements in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Such forward-looking statements include, but are not limited to, statements concerning the Company’s ability to file its Quarterly Report on Form 10-Q for the period ended March 31, 2008; and the Company’s ability to successfully appeal the delisting of its common stock. Such forward looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results, including, without limitation, unanticipated accounting issues regarding financial data with respect to account reconciliations, the tax provision, and deferred tax balance sheet accounts; the inability to successfully appeal the delisting of its common stock; market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and information contained in subsequent filings with the Securities and Exchange Commission.

IART-G

Source: Integra LifeSciences Holdings Corporation